                                                                    EXHIBIT 99.2

                                  APPENDIX C

                 RAYTHEON COMPANY AND SUBSIDIARIES CONSOLIDATED

                              FINANCIAL STATEMENTS

                                   INDEX                                  PAGE
                                   -----                                  ----
   UNAUDITED FINANCIAL STATEMENTS AS OF SEPTEMBER 28, 1997 AND FOR THE
    NINE MONTH PERIODS ENDED SEPTEMBER 28, 1997 AND SEPTEMBER 29, 1996
     Balance Sheets.....................................................   C-2
     Statements of Income...............................................   C-3
     Statements of Cash Flows...........................................   C-4
     Notes to Combined Financial Statements.............................   C-5
   COMBINED FINANCIAL STATEMENTS AS OF DECEMBER 31, 1996 AND 1995 AND
    FOR THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1996 AND REPORT
    OF INDEPENDENT ACCOUNTANTS
     Report of Independent Accountants..................................   C-6
     Balance Sheets.....................................................   C-7
     Statements of Income...............................................   C-8
     Statements of Stockholders' Equity.................................   C-9
     Statements of Cash Flows...........................................  C-10
     Notes to Financial Statements......................................  C-11

                                                                      APPENDIX C

                 RAYTHEON COMPANY AND SUBSIDIARIES CONSOLIDATED

                                 BALANCE SHEETS

                                  (UNAUDITED)

                                            SEPTEMBER 28, 1997 DECEMBER 31, 1996
                                            ------------------ -----------------
                                                       (IN THOUSANDS)
ASSETS
Cash and marketable securities............     $   267,684        $   138,821
Accounts receivable.......................         953,652            808,715
Federal and foreign income taxes, includ-
 ing deferred.............................         227,554            246,120
Contracts in process, less progress pay-
 ments....................................       3,148,259          2,592,006
Inventories...............................       1,652,815          1,590,967
Prepaid expenses..........................         304,005            227,266
                                               -----------        -----------
    Total current assets..................       6,553,969          5,603,895
Property, plant and equipment, net........       2,046,958          1,802,012
Other assets..............................       6,655,225          3,720,169
                                               -----------        -----------
                                               $15,256,152        $11,126,076
                                               ===========        ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable and current portion of long-
 term debt................................     $ 2,174,785        $ 2,226,935
Accounts payable..........................       1,265,300          1,125,881
Advance payments, less contracts in proc-
 ess......................................         389,327            341,326
Accrued expenses..........................       1,515,709            997,691
                                               -----------        -----------
    Total current liabilities.............       5,345,121          4,691,833
Accrued retiree benefits..................         423,793            249,992
Federal and foreign income taxes, includ-
 ing deferred.............................          85,765             85,765
Long-term debt............................       4,386,377          1,500,476
Stockholders' equity......................       5,015,096          4,598,010
                                               -----------        -----------
                                               $15,256,152        $11,126,076
                                               ===========        ===========



    The accompanying notes are an integral part of the financial statements.

APPENDIX C

                 RAYTHEON COMPANY AND SUBSIDIARIES CONSOLIDATED

                              STATEMENTS OF INCOME

                                  (UNAUDITED)

                                   THREE MONTHS ENDED                     NINE MONTHS ENDED
                          ------------------------------------- -------------------------------------
                          SEPTEMBER 28, 1997 SEPTEMBER 29, 1996 SEPTEMBER 28, 1997 SEPTEMBER 29, 1996
                          ------------------ ------------------ ------------------ ------------------
                                             (IN THOUSANDS EXCEPT PER SHARE DATA)
NET SALES...............      $3,445,310         $3,032,360         $9,669,204         $8,946,745
                              ----------         ----------         ----------         ----------
  Cost of sales.........       2,635,702          2,428,087          7,426,576          7,004,735
  Administrative and
   selling expenses.....         269,501            254,358            811,871            781,655
  Research and
   development expenses.         120,510             76,862            290,057            254,326
  Special charge........             --              34,000                --              34,000
                              ----------         ----------         ----------         ----------
    Total operating
     expenses...........       3,025,713          2,793,307          8,528,504          8,074,716
                              ----------         ----------         ----------         ----------
OPERATING INCOME........         419,597            239,053          1,140,700            872,029
                              ----------         ----------         ----------         ----------
  Interest expense......         119,810             70,827            262,593            185,684
  Interest and dividend
   income...............          (9,291)           (60,314)           (24,341)           (92,884)
  Other (income)
   expense, net.........         (13,189)             2,623            (12,050)           (42,613)
                              ----------         ----------         ----------         ----------
    Non-operating
     expense, net.......          97,330             13,136            226,202             50,187
                              ----------         ----------         ----------         ----------
INCOME BEFORE TAXES.....         322,267            225,917            914,498            821,842
Federal and foreign
 income taxes...........         111,047             38,027            310,366            238,069
                              ----------         ----------         ----------         ----------
NET INCOME..............      $  211,220         $  187,890         $  604,132         $  583,773
                              ==========         ==========         ==========         ==========
Earnings per common
 shares.................      $     0.89         $     0.80         $     2.56         $     2.45
Average number of common
 shares outstanding
 during period..........         236,411            235,932            236,327            237,833
Dividends declared per
 common share...........      $     0.20         $     0.20         $     0.60         $     0.60


    The accompanying notes are an integral part of the financial statements.

                                                                      APPENDIX C

                 RAYTHEON COMPANY AND SUBSIDIARIES CONSOLIDATED

                            STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                                          NINE MONTHS ENDED
                                                       ------------------------
                                                          SEPT.        SEPT.
                                                        28, 1997     29, 1996
                                                       -----------  -----------
                                                           (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.........................................  $   604,132  $   583,773
  Adjustments to reconcile net income to net cash
   provided by operating activities..................
    Depreciation and amortization....................      325,326      271,321
    Special charge...................................          --        34,000
    Sale of receivables..............................    1,080,500      524,500
    Gain on sale of operating unit...................      (13,000)         --
    Other adjustments, net...........................   (1,702,995)  (1,934,741)
                                                       -----------  -----------
  Net cash provided by (used in) operating
   activities........................................      293,963     (521,147)
                                                       -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property, plant and equipment.........     (305,381)    (287,597)
  Payment for purchase of acquired companies, net of
   cash received.....................................   (3,018,277)    (584,390)
  Proceeds from sale of operating unit, net..........      522,200       66,551
  Additions to intangible assets.....................       (8,684)     (36,207)
  All other, net.....................................      (86,059)      (5,481)
                                                       -----------  -----------
  Net cash used in investing activities..............   (2,896,201)    (847,124)
                                                       -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Change in short-term debt..........................      (52,150)   1,721,396
  Change in long-term debt...........................    2,885,901       (3,122)
  Dividends..........................................     (141,808)    (142,317)
  Purchase of treasury shares........................      (65,256)    (305,842)
  Proceeds under common stock plans..................       48,722       45,047
  All other, net.....................................       60,069        4,992
                                                       -----------  -----------
  Net cash provided by financing activities..........    2,735,478    1,320,154
                                                       -----------  -----------
Effect of foreign exchange rates on cash.............       (3,986)        (663)
                                                       -----------  -----------
Net increase (decrease) in cash and cash equivalents.      129,254      (48,780)
Cash and cash equivalents at beginning of year.......      137,379      208,614
                                                       -----------  -----------
Cash and cash equivalents at end of third quarter....  $   266,633  $   159,834
                                                       ===========  ===========

    The accompanying notes are an integral part of the financial statements.

APPENDIX C

                 RAYTHEON COMPANY AND SUBSIDIARIES CONSOLIDATED

                         NOTES TO FINANCIAL STATEMENTS

(1) Details of certain balance sheet accounts are as follows:

                                                    SEPT. 28, 1997 DEC. 31, 1996
                                                    -------------- -------------
                                                           (IN THOUSANDS)
CASH AND MARKETABLE SECURITIES
  Cash and cash equivalents........................  $   266,633    $   137,379
  Marketable securities............................        1,051          1,442
                                                     -----------    -----------
    Total cash and marketable securities...........  $   267,684    $   138,821
                                                     ===========    ===========
INVENTORIES
  Finished goods...................................  $   371,977    $   616,660
  Work in process..................................      934,847        650,132
  Material and purchased parts.....................      503,968        482,152
  Excess of current cost over LIFO values..........     (157,977)      (157,977)
                                                     -----------    -----------
    Total inventories..............................  $ 1,652,815    $ 1,590,967
                                                     ===========    ===========
PROPERTY, PLANT AND EQUIPMENT
  At cost..........................................  $ 4,928,196    $ 4,490,359
  Accumulated depreciation and amortization........   (2,881,238)    (2,688,347)
                                                     -----------    -----------
    Net property, plant and equipment..............  $ 2,046,958    $ 1,802,012
                                                     ===========    ===========
STOCKHOLDERS' EQUITY
  Preferred stock, no outstanding shares...........  $        --    $        --
  Common stock, outstanding shares.................      236,331        236,250
  Additional paid-in capital.......................      353,174        307,451
  Equity adjustments...............................      (40,670)       (11,966)
  Retained earnings................................    4,466,261      4,066,275
                                                     -----------    -----------
    Total stockholders' equity.....................  $ 5,015,096    $ 4,598,010
                                                     ===========    ===========

(2) In connection with the sale of receivables as noted in the Statement of Cash Flows, the following special purpose entities were established in accordance with Statement of Financial Accounting Standards No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinquishments of Liabilities: Raytheon Aircraft Receivables Corporation, Raytheon Commercial Appliances Finance Corporation, Raytheon Appliances/Amana Receivables Corporation, Raytheon Commercial Appliances Receivables Corporation and Raytheon Engineers & Constructors Receivables Corporation.

(3) The company will adopt Statement of Financial Accounting Standards No. 128, Earnings per Share, in the fourth quarter of 1997. The adoption is not expected to have a material effect on the company's financial position, results of operations, or earnings per share.

(4) The company will adopt Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, in 1998, by making the appropriate disclosures.

(5) The company will adopt Statement of Financial Standards No. 131, Disclosure about Segments of an Enterprise and Related Information, in 1998, by making the appropriate disclosures.

(6) Certain amounts in the 1996 financial statements have been reclassified to conform with the 1997 presentation.

(7) The information furnished has been prepared from the accounts without audit. In the opinion of management, the information reflects all adjustments, which are of a normal recurring nature, necessary for a fair presentation of the financial statements for the interim periods.

                                                                      APPENDIX C

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
Raytheon Company
Lexington, Mass.

  We have audited the accompanying balance sheets of Raytheon Company and Subsidiaries Consolidated as of December 31, 1996 and 1995, and the related statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Raytheon Company and Subsidiaries Consolidated as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

Boston, Mass.
January 20,1997, except as to the information presented in note R for which the date is February 23, 1997.

                                  /s/ Coopers & Lybrand L.L.P.

APPENDIX C

                 RAYTHEON COMPANY AND SUBSIDIARIES CONSOLIDATED

                                 BALANCE SHEETS

                                            DECEMBER 31, 1996 DECEMBER 31, 1995
                                            ----------------- -----------------
                                                      (IN THOUSANDS)
ASSETS
Current assets
  Cash and marketable securities (notes A
   and B)..................................    $   138,821       $   210,284
  Accounts receivable, less allowance for
   doubtful accounts: 1996--$20,260,000;
   1995--$22,043,000.......................        808,715           926,800
  Federal and foreign income taxes,
   including deferred
   (notes A and I).........................        246,120           196,711
  Contracts in process (notes A and C).....      2,592,006         2,212,689
  Inventories (notes A and D)..............      1,590,967         1,502,983
  Prepaid expenses (note L)................        227,266           225,751
                                               -----------       -----------
    Total current assets...................      5,603,895         5,275,218
Property, plant, and equipment, net (notes
 A and E)..................................      1,802,012         1,584,035
Other assets (notes A and F)...............      3,720,169         2,981,691
                                               -----------       -----------
                                               $11,126,076       $ 9,840,944
                                               ===========       ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Notes payable and current portion of
   long-term debt
   (notes G and H).........................    $ 2,226,935       $ 1,216,039
  Advance payments, less contracts in
   process:
   1996--$803,056,000; 1995--$586,792,000..        341,326           343,470
  Accounts payable.........................      1,125,881         1,041,848
  Accrued salaries and wages...............        272,877           254,419
  Other accrued expenses (note A)..........        724,814           834,647
                                               -----------       -----------
    Total current liabilities..............      4,691,833         3,690,423
Accrued retiree benefits (note L)..........        249,992           270,025
Income taxes, including deferred (notes A
 and I)....................................         85,765           100,797
Long-term debt (note H)....................      1,500,476         1,487,735
Commitments and contingencies (note J).....
Stockholders' equity (note Q)
  Preferred stock, no par value
    Authorized: 3,000,000 shares...........
    Outstanding: 1996 and 1995--none.......
  Common stock, par value $1.00 per shares
    Authorized: 400,000,000 shares.........
    Outstanding: 1996--236,250,000 shares;
     1995--240,690,000 shares (after
     deducting shares in treasury: 1996--
     118,685,000; 1995--114,245,000) (note
     K)....................................        236,250           240,690
  Additional paid-in capital...............        307,451           258,708
  Equity adjustments (note A)..............        (11,966)            5,071
  Retained earnings........................      4,066,275         3,787,495
                                               -----------       -----------
      Total stockholders' equity...........      4,598,010         4,291,964
                                               -----------       -----------
                                               $11,126,076       $ 9,840,944
                                               ===========       ===========

    The accompanying notes are an integral part of the financial statements.

                                                                      APPENDIX C

                 RAYTHEON COMPANY AND SUBSIDIARIES CONSOLIDATED

                              STATEMENTS OF INCOME

                                             YEARS ENDED DECEMBER 31:
                                      ----------------------------------------
                                          1996          1995          1994
                                      ------------  ------------  ------------
                                       (IN THOUSANDS EXCEPT PER SHARE DATA)
Net sales (note A)................... $ 12,330,538  $ 11,804,174  $ 10,097,662
Cost of sales........................    9,753,970     9,159,447     7,769,882
Administrative and selling expenses..    1,021,127     1,085,765       912,313
Research and development expenses
 (note A)............................      323,271       315,581       269,613
Restructuring and special charges
 (note A)............................       34,000       125,000       249,751
                                      ------------  ------------  ------------
    Total operating expenses.........   11,132,368    10,685,793     9,201,559
                                      ------------  ------------  ------------
Operating income.....................    1,198,170     1,118,381       896,103
                                      ------------  ------------  ------------
Interest expense.....................      256,253       196,627        48,504
Interest and dividend income.........     (101,996)      (26,288)      (19,611)
Other income, net (note A)...........      (39,549)     (243,641)      (32,729)
                                      ------------  ------------  ------------
Non-operating expense (income), net..      114,708       (73,302)       (3,836)
                                      ------------  ------------  ------------
Income before taxes..................    1,083,462     1,191,683       899,939
Federal and foreign income taxes
 (notes A and I).....................      322,311       399,195       303,063
                                      ------------  ------------  ------------
Net income (note A).................. $    761,151  $    792,488  $    596,876
                                      ------------  ------------  ------------
Earnings per common share (notes A
 and Q)
  Outstanding shares................. $       3.21  $       3.25  $       2.26
  Fully diluted...................... $       3.16  $       3.20  $       2.24
                                      ============  ============  ============


    The accompanying notes are an integral part of the financial statements.

APPENDIX C

                 RAYTHEON COMPANY AND SUBSIDIARIES CONSOLIDATED

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                              YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                           -----------------------------------------------------
                             COMMON STOCK
                           ------------------
                                               ADDITIONAL
                                                PAID-IN     EQUITY     RETAINED
                           SHARES   PAR VALUE   CAPITAL   ADJUSTMENTS  EARNINGS
                           -------  ---------  ---------- ----------- ----------
                                             (IN THOUSANDS)
Balance at December 31,
 1993 (note Q)...........  270,428  $270,428    $193,275   $ (2,100)  $3,836,257
Net income...............                                                596,876
Dividends declared--$.738
 per share...............                                               (192,681)
Proceeds under common
 stock plans.............    1,864     1,864      41,476
Treasury shares
 purchased...............  (25,338)  (25,338)    (20,638)               (758,933)
Treasury shares received
 on exercise of stock
 options.................     (310)     (310)     (4,645)
Foreign exchange
 translation adjustments.                                    (3,613)
FAS No. 87 pension
 adjustment..............                                    (3,750)
                           -------  --------    --------   --------   ----------
  Balance at December 31,
   1994..................  246,644   246,644     209,468     (9,463)   3,481,519
Net income...............                                                792,488
Dividends declared--$.75
 per share...............                                               (182,487)
Proceeds under common
 stock plans.............    2,388     2,388      64,502
Treasury shares
 purchased...............   (8,144)   (8,144)     (7,844)               (304,025)
Treasury shares received
 on exercise of stock
 options.................     (198)     (198)     (7,418)
Foreign exchange
 translation adjustments.                                    10,374
FAS No. 115 unrealized
 valuation adjustment....                                     2,973
FAS No. 87 pension
 adjustment..............                                     1,187
                           -------  --------    --------   --------   ----------
  Balance at December 31,
   1995..................  240,690   240,690     258,708      5,071    3,787,495
Net income...............                                                761,151
Dividends declared--$.80
 per share...............                                               (189,574)
Proceeds under common
 stock plans.............    1,864     1,864      63,837
Treasury shares
 purchased...............   (6,104)   (6,104)     (6,942)               (292,797)
Treasury shares received
 on exercise of stock
 options.................     (200)     (200)     (8,152)
Foreign exchange
 translation adjustments.                                    (3,071)
FAS No. 115 unrealized
 valuation adjustment....                                   (15,045)
FAS No. 87 pension
 adjustment..............                                     1,079
                           -------  --------    --------   --------   ----------
  Balance at December 31,
   1996..................  236,250  $236,250    $307,451   ($11,966)  $4,066,275
                           =======  ========    ========   ========   ==========

    The accompanying notes are an integral part of the financial statements.

                                                                      APPENDIX C

                 RAYTHEON COMPANY AND SUBSIDIARIES CONSOLIDATED

                            STATEMENTS OF CASH FLOWS

                                               YEARS ENDED DECEMBER 31:
                                           -----------------------------------
                                              1996        1995         1994
                                           ----------  -----------  ----------
                                                    (IN THOUSANDS)
Cash flows from operating activities
  Net income.............................. $  761,151  $   792,488  $  596,876
  Adjustments to reconcile net income to
   net cash provided by operating
   activities, net of the effect of
   acquired companies.....................
    Depreciation and amortization.........    368,923      371,399     304,166
    Net gain on sale of operating divi-
     sion.................................        --      (210,000)        --
    Gain on sale of an investment.........        --       (27,846)    (31,056)
    Sale of receivables...................  1,208,600    1,081,100     797,000
    Increase in accounts receivable.......   (993,944)    (964,694)   (332,218)
    (Increase) decrease in contracts in
     process..............................   (580,830)     173,655      72,875
    (Increase) decrease in inventories....    (38,154)      44,748      23,826
    Increase in long term receivables.....    (57,014)     (11,577)   (305,744)
    (Decrease) increase in advance pay-
     ments................................    (44,861)    (216,762)     90,351
    Increase in accounts payable..........     48,510       37,003      71,820
    Increase (decrease) in federal and
     foreign income taxes.................     47,341       83,322    (138,889)
    (Decrease) increase in other current
     liabilities..........................   (373,677)      80,876      32,135
    Other adjustments, net................    (54,750)     (59,122)    (23,283)
                                           ----------  -----------  ----------
      Net cash provided by operating ac-
       tivities...........................    291,295    1,174,590   1,157,859
                                           ----------  -----------  ----------
Cash flows from investing activities
  Additions to property, plant, and
   equipment..............................   (406,005)    (328,617)   (267,376)
  Disposals of property, plant, and
   equipment..............................     15,765       61,861      69,844
  Increase in other assets................     (7,544)    (113,599)     (2,891)
  Payment for purchase of acquired
   companies, net of cash received........   (584,390)  (2,341,522)   (151,209)
  Proceeds from sale of operating units...     66,551      449,200         --
  Proceeds from sale of an investment.....        --        10,160      85,113
  Additions to intangible assets..........    (23,918)     (60,551)    (69,568)
  All other, net..........................      2,059          355      (6,875)
                                           ----------  -----------  ----------
      Net cash used in investing activi-
       ties...............................   (937,482)  (2,322,713)   (342,962)
                                           ----------  -----------  ----------
Cash flows from financing activities
  Dividends...............................   (189,574)    (182,487)   (192,681)
  Increase in short-term debt.............  1,006,928      139,692     159,912
  Increase (decrease) in long-term debt...      4,149    1,463,213        (929)
  Purchase of treasury shares.............   (305,842)    (320,013)   (804,910)
  Proceeds under common stock plans.......     57,348       59,274      38,386
  All other, net..........................      2,180       (4,612)     (4,122)
                                           ----------  -----------  ----------
      Net cash provided (used in) financ-
       ing activities.....................    575,189    1,155,067    (804,344)
                                           ----------  -----------  ----------
Effect of foreign exchange rates on cash..       (237)         732         264
                                           ----------  -----------  ----------
Net (decrease) increase in cash and cash
 equivalents..............................    (71,235)       7,676      10,817
Cash and cash equivalents at beginning of
 year.....................................    208,614      200,938     190,121
                                           ----------  -----------  ----------
Cash and cash equivalents at end of year.. $  137,379  $   208,614  $  200,938
                                           ==========  ===========  ==========

    The accompanying notes are an integral part of the financial statements.

APPENDIX C

                 RAYTHEON COMPANY AND SUBSIDIARIES CONSOLIDATED

                         NOTES TO FINANCIAL STATEMENTS

NOTE A: ACCOUNTING POLICIES

 Principles of Consolidation

  The consolidated financial statements include the accounts of the parent company and all domestic and foreign subsidiary companies. The books of the parent and all subsidiaries are maintained on a calendar year basis. All material intercompany transactions have been eliminated. Certain amounts in the 1995 and 1994 financial statements and notes have been reclassified to conform with the 1996 presentation. Certain accounts were reclassified in the statements of income to reconcile operating income with segment income.

 Cash Equivalents and Marketable Securities

  Cash and cash equivalents include only cash and short-term, highly liquid investments (those with original maturities when purchased of 90 days or less).

  Cash equivalents and marketable securities are valued in accordance with the provisions of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (SFAS 115) (see note P). Dividends are recorded as income when declared.

 Contracts in Process

  Sales under long-term contracts are recorded under the percentage of completion method, wherein costs and estimated gross margin are recorded as sales as the work is performed. Costs include direct engineering and manufacturing costs, applicable overheads, and special tooling and test equipment. Estimated gross margin provides for the recovery of allocable research, development (including bid proposal), marketing and administration costs, and for accrued income. Accrued income is based on the percentage of estimated total income that incurred costs to date bear to estimated total costs after giving effect to the most recent estimates of cost and funding at completion. When appropriate, increased funding is assumed based on expected adjustments of contract prices for increased scope and other changes ordered by the customer. Some contracts contain incentive provisions based upon performance in relation to established targets to which applicable recognition has been given in the contract estimates. Since many contracts extend over a long period of time, revisions in cost and funding estimates during the progress of work have the effect of adjusting in the current period earnings applicable to performance in prior periods. When the current contract estimate indicates a loss, provision is made for the total anticipated loss. In accordance with these practices, contracts in process are stated at cost plus estimated profit but not in excess of realizable value.

 Inventories

  Aircraft inventories at Raytheon Aircraft, except finished goods, are stated at the lower of cost (principally last-in, first-out) or market. Work in process is stated at total cost incurred reduced by estimated costs of units delivered.

  All other inventories are stated at cost (principally first-in, first-out or average basis) but not in excess of net realizable value.

 Research and Development Expenses

  Research and development expenditures for company-sponsored projects are expensed as incurred.

 Property, Plant, and Equipment

  Property, plant, and equipment are stated at cost. Betterments and major renewals are capitalized and included in property, plant, and equipment accounts while expenditures for maintenance and repairs and minor renewals are charged to expense. When assets are retired or otherwise disposed of, the assets and related allowances for depreciation and amortization are eliminated from the accounts and any resulting gain or loss is reflected in income.

                                                                      APPENDIX C

                 RAYTHEON COMPANY AND SUBSIDIARIES CONSOLIDATED

  Provisions for depreciation are computed generally on the sum-of-the-years-digits method, except for certain operations, which use the straight-line or declining-balance method. Depreciation provisions are based on estimated useful lives: buildings--20 to 45 years; machinery and equipment, including production tooling--3 to 10 years; equipment leased to others--5 to 10 years. Leasehold improvements are amortized over the lesser of the remaining life of the lease or the estimated useful life of the improvement.

 Excess of Cost Over Net Assets of Acquired Companies

  The excess of cost over net assets acquired is amortized on the straight-line method over its estimated useful life but not in excess of 40 years. The company evaluates the possible impairment of goodwill at each reporting period based on the undiscounted projected cash flows of the related business unit.

 Investments

  Investments, which are included in Other Assets, include equity ownership of 20 percent to 50 percent in affiliated companies and of less than 20 percent in other companies. Investments in affiliated companies are accounted for under the equity method, wherein the company's share of their earnings and income taxes applicable to the assumed distribution of such earnings are included in net income. Other investments are stated at the lower of cost or fair market value and certain available for sale investments are accounted in accordance with the provisions of SFAS 115.

 Commissions

  The company pays commissions to sales representatives, distributors, and agents under various arrangements in return for services rendered in connection with obtaining orders. Such commissions are charged to income as related sales are recorded and, for income statement purposes, are applied as a reduction of sales. In some cases, payment of such commissions is made upon the company's receipt of advance payments under the related contracts or in accordance with schedules contained in the contracts governing commissions, and such amounts are applied as a reduction of advance payments received. Sales have been reduced by $30,337,000, $36,958,000 and $32,552,000 in 1996, 1995, and 1994,
respectively, for commission expense.

 Federal and Foreign Income Taxes

  The company and its domestic subsidiaries provide for federal income taxes on pretax accounting income at rates in effect under existing tax law. The recovery of foreign tax credits related to foreign contracts, Foreign Sale Corporation (FSC) tax benefits, and other tax credits are recorded on a flow-through basis. Foreign subsidiaries have recorded provisions for income taxes at applicable foreign tax rates in a similar manner.

 Lease Accounting

  Revenue from certain qualifying noncancelable aircraft lease contracts are accounted for as sales-type leases wherein the present values of all payments, net of executory costs, are recorded currently as revenues, and the related costs of the aircraft are charged to cost of sales. Associated interest, using the interest method, is recorded over the term of the lease agreements. All other leases for aircraft are accounted for under the operating method wherein revenues are recorded as earned over the rental aircraft lives. Service revenues are recognized ratably over contractual periods or as services are performed.

 Pension Cost

  The company and its subsidiaries have several pension and retirement plans covering the majority of employees, including certain employees in foreign countries.

APPENDIX C

                 RAYTHEON COMPANY AND SUBSIDIARIES CONSOLIDATED

  Annual charges to income are made for costs of the plans, including current service costs, interest on projected benefit obligations, and net amortization and deferral (unrecognized net obligation (asset) at transition, unrecognized prior service costs, and actuarial net gains or losses), increased or reduced by the return on assets. Unfunded accumulated benefit obligations are accounted for as a long-term liability on the balance sheet. It is the company's policy to fund annually those pension costs which are calculated in accordance with Internal Revenue Service regulations and standards issued by the Cost Accounting Standards Board.

 Translation of Foreign Currencies

  Assets and liabilities of foreign subsidiaries are translated at current exchange rates, and the effects of these translation adjustments are reported as a component of equity adjustments in stockholders' equity. The balances at December 31, 1996, 1995, and 1994 were $3,840,000, $6,911,000, and
($3,463,000), respectively. Foreign exchange transaction gains and losses in 1996, 1995, and 1994 were not material.

 Employee Stock Plans

  Proceeds from the exercise of stock options under the employee stock plans are credited to common stock at par value, and the excess of the option price over par value is credited to additional paid-in capital. There are no charges or credits to income with respect to the options. The market value at the date of award of restricted stock awards is credited to common stock at par value, and the excess is credited to additional paid-in capital. The market value is also charged to income as compensation expense over the vesting period. Income tax benefits arising from restricted stock transactions, employees' premature disposition of option shares, and exercise of nonqualified stock options are credited to additional paid-in capital.

  The company adopted statement of Financial Accounting Standard No. 123, Accounting for Stock-Based Compensation, in 1996. The standard defines a fair value based method of accounting for employee stock options. The pro forma net income and earnings per share effect of the fair value based accounting is disclosed in the notes to the financial statements.

 Earnings Per Common Share

  Earnings per common share are based upon the weighted average number of common shares outstanding during each year.

  Fully diluted earnings per common share include the additional shares resulting from the assumed exercise of all outstanding dilutive stock options reduced by the number of shares repurchasable from the assumed proceeds of such options.

 Restructuring and Special Items

  The company announced in the third quarter of 1996 that it would exit the manual-clean range market and dispose of the assets, including the facility of the Delaware, Ohio, operation. A $34.0 million pre-tax charge ($22.1 million after tax) was recorded for this closing. For 1996, earnings, earnings per share and fully diluted earnings per share were $783.3 million, $3.30 and $3.25 respectively, excluding the special charge. The company recorded in the fourth quarter of 1995 a net pre-tax gain of $210 million from the sale of D.C. Heath, its educational publishing unit. The company adopted statement of Financial Accounting Standard No. 121, Accounting for the Impairment of Long-Lived Assets to be Disposed of, in the fourth quarter of 1995 which resulted in a $125 million pre-tax special charge ($81.2 million after tax) related to specific assets, liabilities or commitments, and nonrecurring charges of $77 million, related principally to inventory and contract valuations. The net gain resulted in a $5.2 million after-tax increase to net income, or $.02 per share. For 1995, earnings, earnings per share and fully diluted earnings per share were $787.3 million, $3.23 and $3.18 respectively, excluding the one-time gain.

                                                                      APPENDIX C

                 RAYTHEON COMPANY AND SUBSIDIARIES CONSOLIDATED

  The company recorded in the first quarter of 1994 a restructuring provision of $249.8 million before tax. The restructuring was driven by the significant reductions in the defense budget and increasing commercial competition. Approximately 65 percent of the restructuring costs were attributable to Raytheon's defense business and the remainder to its commercial business.

  Through year-end 1996, $249.3 million of restructuring costs have been incurred, of which $103.4 million was employee-related costs and $145.9 million was related to asset disposals and idle facilities. For 1994, earnings, earnings per share and fully diluted earnings per share were $759.2 million, $2.87 and $2.85 respectively, excluding the restructuring provision.

 Interest Rate and Foreign Currency Interest Rate Swap Agreements, Rate Locks and Foreign Exchange Contracts

  The company enters into interest rate and foreign currency interest rate swap agreements with commercial banks to reduce the impact of changes in interest rates and foreign exchange rates on long-term debt and on financing arrangements with customers and foreign subsidiaries. The company meets its working capital requirements mainly with variable rate short-term financing. Interest rate swaps are used to provide purchasers of the company's products with fixed financing terms over extended time periods. Cross-currency interest rates swaps have allowed the company's foreign subsidiaries to meet borrowing needs at lower interest rates compared to local borrowing. The company also enters into foreign exchange contracts to minimize fluctuations in the value of payments due to international vendors and the value of foreign currency denominated receipts. The hedges used by the company are transaction driven and are directly related to a particular asset, liability or transaction for which a commitment is in place. Swaps and foreign exchange contracts are held to maturity and no exchange traded or over-the-counter instruments have been purchased. The impact on the financial position and results of operations from likely changes in foreign exchange rates and interest rates is not material due to the minimizing of risk through the hedging of transactions related to specific assets, liabilities, or commitments.

 Risks and Uncertainties

  Companies such as Raytheon, which are engaged in supplying defense-related equipment to the government, are subject to certain business risks peculiar to that industry. Sales to the government may be affected by changes in procurement policies, budget considerations, changing concepts of national defense, political developments abroad and other factors. As a result of the 1985 Balanced Budget and Emergency Deficit Reduction Control Act, the federal deficit and changing world order conditions, Department of Defense (DoD) budgets have been subject to increasing pressure resulting in an uncertainty as to the future effects of DoD budget cuts. Raytheon has, nonetheless, maintained a solid foundation of tactical defense systems which meet the needs of the United States and its allies, as well as servicing a broad government program base and wide range of commercial electronic businesses. These factors lead management to believe that there is high probability of continuation of Raytheon's current major tactical defense programs.

  The company provides long-term financing principally to its aircraft customers. The company sells general and regional aviation long-term receivables to a bank syndicate and a fractional ownership in a defined pool of trade receivables to financial institutions. The banks have recourse against the company, at varying percentages, depending on the character of the receivables sold. The underlying aircraft serve as collateral for the receivables, and the future resale value of the aircraft is an important consideration in the transaction. Based on the company's experience to date with resale activities and pricing, management believes that any liability arising from these transactions will not have a material effect on the company's financial position, liquidity, or results of operations.

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

APPENDIX C

                 RAYTHEON COMPANY AND SUBSIDIARIES CONSOLIDATED

NOTE B: CASH AND MARKETABLE SECURITIES

                                                        CASH AND MARKETABLE
                                                    SECURITIES CONSISTED OF THE
                                                     FOLLOWING AT DECEMBER 31:
                                                    ---------------------------
                                                        1996          1995
                                                    ------------- -------------
                                                          (IN THOUSANDS)
Cash and cash equivalents.......................... $     137,379 $     208,614
Marketable securities..............................         1,442         1,670
                                                    ------------- -------------
                                                    $     138,821 $     210,284
                                                    ============= =============

  Under the company's cash management program, checks and amounts in transit are not considered reductions of cash or accounts payable until presented to the appropriate banks for payment. At December 31, 1996 and 1995, checks and amounts in transit amounted to $177,600,000 and $182,900,000, respectively.

NOTE C: CONTRACTS IN PROCESS

                                          CONTRACTS IN PROCESS CONSISTED OF THE
                                             FOLLOWING AT DECEMBER 31, 1996
                                          -------------------------------------
                                          COST TYPE FIXED PRICE TYPE   TOTAL
                                          --------- ---------------- ----------
                                                     (IN THOUSANDS)
U.S. government end-use contracts
  Billed................................. $205,643     $  139,655    $  345,298
  Unbilled...............................  348,971      1,813,148     2,162,119
  Less progress payments.................      --       1,068,638     1,068,638
                                          --------     ----------    ----------
    Total................................  554,614        884,165     1,438,779
                                          --------     ----------    ----------
Other customers
  Billed.................................   63,474        164,110       227,584
  Unbilled...............................  123,457      1,265,478     1,388,935
  Less progress payments.................      --         463,292       463,292
                                          --------     ----------    ----------
    Total................................  186,931        966,296     1,153,227
                                          --------     ----------    ----------
                                          $741,545     $1,850,461    $2,592,006
                                          ========     ==========    ==========
                                            CONTRACTS IN PROCESS CONSISTED OF
                                           THE FOLLOWING AT DECEMBER 31, 1995
                                          -------------------------------------
                                          COST TYPE FIXED PRICE TYPE   TOTAL
                                          --------- ---------------- ----------
                                                     (IN THOUSANDS)
U.S. government end-use contracts
  Billed................................. $251,462     $  182,320    $  433,782
  Unbilled...............................  303,148      2,239,814     2,542,962
  Less progress payments.................      --       1,368,878     1,368,878
                                          --------     ----------    ----------
    Total................................  554,610      1,053,256     1,607,866
                                          --------     ----------    ----------
Other customers
  Billed.................................   29,915         95,470       125,385
  Unbilled...............................  154,665        692,069       846,734
  Less progress payments.................      --         367,296       367,296
                                          --------     ----------    ----------
    Total................................  184,580        420,243       604,823
                                          --------     ----------    ----------
                                          $739,190     $1,473,499    $2,212,689
                                          ========     ==========    ==========


                                                                      APPENDIX C

                 RAYTHEON COMPANY AND SUBSIDIARIES CONSOLIDATED

  The U.S. government has a security title to unbilled amounts associated with contracts that provide for progress payments.

  Unbilled amounts are recorded on the percentage of completion method and are recoverable from the customer upon shipment of the product, presentation of billings, or completion of the contract. It is anticipated that substantially all of these unbilled amounts, net of progress payments, will be collected during 1997.

  Billed and unbilled contracts in process include retentions arising from contractual provisions. At December 31, 1996, retentions amounted to $65,285,000 and are anticipated to be collected as follows: 1997--$41,144,000, 1998--$6,352,000, and the balance thereafter.

NOTE D: INVENTORIES

                                                 INVENTORIES CONSISTED OF THE
                                                   FOLLOWING AT DECEMBER 31:
                                                 ------------------------------
                                                      1996            1995
                                                 --------------  --------------
                                                        (IN THOUSANDS)
Finished goods.................................. $      616,660  $      596,080
Work in process.................................        702,180         728,792
Materials and purchased parts...................        482,152         456,402
Excess of current cost over LIFO values.........       (157,977)       (176,725)
                                                 --------------  --------------
                                                      1,643,015       1,604,549
Less progress payments..........................         52,048         101,566
                                                 --------------  --------------
                                                 $    1,590,967  $    1,502,983
                                                 ==============  ==============

  The inventory values from which the excess of current cost over LIFO values are deductible were $423,564,000 and $488,765,000 at December 31, 1996 and 1995, respectively.

NOTE E: PROPERTY, PLANT, AND EQUIPMENT

                                                         PROPERTY, PLANT, AND
                                                          EQUIPMENT CONSISTED
                                                                OF THE
                                                       FOLLOWING AT DECEMBER 31:
                                                       -------------------------
                                                           1996         1995
                                                       ------------ ------------
                                                            (IN THOUSANDS)
Land.................................................. $     66,008 $     53,090
Buildings and leasehold improvements..................    1,273,678    1,184,072
Machinery and equipment...............................    3,077,606    2,852,721
Equipment leased to others............................       73,067       25,866
                                                       ------------ ------------
                                                          4,490,359    4,115,749
Less accumulated depreciation and amortization........    2,688,347    2,531,714
                                                       ------------ ------------
                                                       $  1,802,012 $  1,584,035
                                                       ============ ============

  Accumulated amortization of equipment leased to others was $5,508,000 and $3,981,000 at December 31, 1996 and 1995, respectively.

APPENDIX C

                 RAYTHEON COMPANY AND SUBSIDIARIES CONSOLIDATED

  Future minimum lease payments from noncancelable aircraft operating leases, which extend to 2006, amounted to $35,882,000.

                                                              AT DECEMBER 31,
                                                            1996, THESE PAYMENTS
                                                            WERE DUE AS FOLLOWS:
                                                            --------------------
                                                               (IN THOUSANDS)
   1997.................................................... $     5,717
   1998....................................................       5,907
   1999....................................................       5,537
   2000....................................................       5,270
   2001....................................................       5,270
   Thereafter..............................................       8,181

NOTE F: OTHER ASSETS

                                                 OTHER ASSETS CONSISTED OF THE
                                                   FOLLOWING AT DECEMBER 31:
                                                 -----------------------------
                                                      1996           1995
                                                 -------------- --------------
                                                        (IN THOUSANDS)
Long-term receivables
  Due from customers in installments to 2009.... $      175,920 $      102,261
  Sales-type leases, due in installments to
   2012.........................................         21,559         48,277
  Other, principally due from 1997 through 2012.         31,519         21,707
Investments.....................................        251,171        183,034
Deferred charges and other noncurrent assets....        161,254         80,129
Excess of cost over net assets of acquired
 companies (net of accumulated amortization of
 $183.6 million and $103.5 million at December
 31, 1996 and 1995, respectively)...............      3,066,972      2,532,358
Intangible pension asset........................         11,774         13,925
                                                 -------------- --------------
                                                 $    3,720,169 $    2,981,691
                                                 ============== ==============

  Long-term receivables and sales-type leases due from customers, of $197.5 million at December 31, 1996, and $150.5 million at December 31, 1995, included commuter airline receivables of $116.1 million and $47.1 million, respectively. Since it is the company's policy to have the aircraft serve as collateral for the commuter airline receivables, management does not expect to incur any material losses against the net book value of the long-term receivables. The company sold general and commuter aviation long-term receivables to a bank syndicate and sold a fractional ownership in a defined pool of engineering & construction and commercial appliance trade receivables to financial institutions. The interest rate on the general aviation receivables is LIBOR+.55% and on the commuter receivables LIBOR+.4% and +.35% and on the trade receivables commercial paper rate +.225% to +.29%. The interest rates are adjusted based on the company's debt rating.

  The banks have a first priority claim on all proceeds, including the underlying equipment and any insurance proceeds, and have recourse against the company, at varying percentages, depending upon the character of the receivables sold. The balance of receivables sold to banks or financial institutions and outstanding at December 31, 1996 and December 31, 1995, was $2,493.7 million and $1,912.4 million, respectively, of which 1996 net proceeds of $581.3 million included $288.3 million for commuter and general aviation aircraft.

  The company will adopt Statement of Financial Accounting Standard No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities, in 1997. The adoption is not expected to have a material effect on the company's financial position or results of operation.

                                                                      APPENDIX C

                 RAYTHEON COMPANY AND SUBSIDIARIES CONSOLIDATED

NOTE G: NOTES PAYABLE

                                                       NOTES PAYABLE CONSISTED
                                                          OF THE FOLLOWING
                                                           AT DECEMBER 31:
                                                       ------------------------
                                                          1996         1995
                                                       -----------  -----------
                                                           (IN THOUSANDS)
Notes payable......................................... $    63,050  $    56,086
Commercial paper......................................   2,155,821    1,148,391
Weighted average interest rate on:
  Average notes payable borrowings....................        6.51%        6.30%
  Average commercial paper............................        5.40%        5.94%
  Notes payable borrowings at December 31.............        5.11%        5.70%
  Commercial paper at December 31.....................        5.53%        5.83%
Aggregate borrowings outstanding
  Maximum month-end balance........................... $ 3,135,929  $ 4,051,846
  Average during the year............................. $ 2,890,261  $ 2,362,599

  Credit lines or commitments with banks were maintained by subsidiary companies amounting to $188.3 million in 1996 and $196.7 million in 1995. Compensating balance arrangements are not material. In addition, lines of credit with certain commercial banks exist as a standby facility to support the issuance of commercial paper by the company. These lines of credit were $3.5 billion at December 31, 1996 and $3.2 billion at December 31, 1995. Through December 31, 1996, there have been no borrowings under these lines of credit. Total interest payments were $257 million, $160 million, and $48 million for 1996, 1995, and 1994, respectively.

NOTE H: LONG-TERM DEBT

                                                          LONG-TERM DEBT
                                                    CONSISTED OF THE FOLLOWING
                                                          AT DECEMBER 31:
                                                    ---------------------------
                                                        1996          1995
                                                    ------------- -------------
                                                          (IN THOUSANDS)
30 year 7.375% debentures due 2025 and redeemable
 after July 15, 2005............................... $     361,834 $     361,373
10 year 6.5% long-term notes due 2005, not
 redeemable prior to maturity......................       730,499       728,216
Commercial paper backed by 5 year fixed for
 variable interest rate
 swap at 6.40%.....................................       375,000       375,000
Notes (including $19,392,000 and $17,639,000 at
 December 31, 1996 and 1995 respectively, of
 mortgage notes and industrial revenue bonds),
 interest in the range of 2.04% to 10.0% in
 installments, maturing at various dates from 1997
 to 2006...........................................        41,207        34,708
Less installments due within one year..............         8,064        11,562
                                                    ------------- -------------
                                                    $   1,500,476 $   1,487,735
                                                    ============= =============

  The aggregate amounts of installments due for the next five years are:

                                                                 (IN THOUSANDS)
   1997......................................................... $   8,064
   1998.........................................................     5,406
   1999.........................................................     9,718
   2000.........................................................   378,017
   2001.........................................................     2,937

APPENDIX C

                 RAYTHEON COMPANY AND SUBSIDIARIES CONSOLIDATED

  Interest expense on long-term debt charged to income was $103,187,000, $52,122,000, and $1,158,000 for 1996 through 1994, respectively.

  Commercial paper in the amount of $375,000,000 has been classified as long-term due to company borrowings of that amount which are supported by a 5 year Syndicated Bank Credit Agreement combined with a 5 year fixed for variable interest rate swap.

  In 1995, the company issued $375,000,000 of 30 year, 7.375 percent debentures due in 2025, redeemable after ten years, and $750,000,000 of ten year 6.50 percent notes due in 2005. The proceeds from these issues were used for acquisition financing.

  The principal amounts of debt were reduced by debt issue discounts and costs at December 31, 1996, as follows:

                                                30 YEAR DEBENTURES 10 YEAR NOTES
                                                ------------------ -------------
                                                         (IN THOUSANDS)
Principal......................................      $375,000        $750,000
Unamortized issue discounts....................        (8,879)         (7,877)
Unamortized interest rate hedging costs........        (4,287)        (11,624)
                                                     --------        --------
Net debt.......................................      $361,834        $730,499

  The company has bank agreement covenants which require (1) That the ratio of total debt to total capitalization not exceed 55%, and (2) That the sum of profit before tax plus net interest expense be at least three times net interest expense over the prior four fiscal quarters. The company was in compliance with these covenants during 1996 and 1995.

NOTE I: FEDERAL AND FOREIGN INCOME TAXES

  Income reported for federal and foreign tax purposes differs from pretax accounting income due to variations between requirements of Internal Revenue codes and the company's accounting practices. The provisions for federal and foreign income taxes consisted of the following for the years ended December 31:

                                                     1996      1995      1994
                                                   --------  --------  --------
                                                         (IN THOUSANDS)
Current income tax expense
  Federal......................................... $169,870  $263,489  $400,482
  Foreign.........................................   33,784   (23,347)   25,429
Deferred income tax expense
  Federal.........................................  150,983   123,858  (119,663)
  Foreign.........................................  (32,326)   35,195    (3,185)
                                                   --------  --------  --------
                                                   $322,311  $399,195  $303,063
                                                   ========  ========  ========

  The provision for income taxes for 1996 through 1994 differs from the U.S. statutory rate due to the following:

Tax at statutory rate...................................... 35.0%    35.0% 35.0%
Research and development tax credit........................ (4.6)(1) (0.4)  --
FSC tax benefit............................................ (2.5)    (2.0) (1.0)
Goodwill amortization......................................  1.7      1.3   0.3
Recovery of foreign tax credits............................  --      (0.5) (1.1)
Other, net.................................................  0.1      0.1   0.5
                                                            ----     ----  ----
                                                            29.7%    33.5% 33.7%
                                                            ====     ====  ====

------
(1) Accrued retroactive research and development tax credits applicable to certain government contracts

                                                                      APPENDIX C

                 RAYTHEON COMPANY AND SUBSIDIARIES CONSOLIDATED

  In 1996, 1995, and 1994 domestic profit before taxes amounted to $1,061,335,000, $1,126,332,000, and $827,258,000, respectively, and foreign profit before taxes amounted to $22,127,000, $65,351,000, and $72,681,000, respectively.

  Actual cash income tax payments by year were $274,700,000, $275,300,000, and $425,800,000, respectively, for 1996, 1995, and 1994. In 1996 and 1995, net
deferred tax assets were increased by $108,235,000 and $175,813,000, respectively, in connection with acquisitions.

  Details of the balance sheet captions, "Federal and foreign income taxes, including deferred," at December 31, 1996, 1995 and 1994 are as follows:

                                                 1996       1995       1994
                                               ---------  ---------  ---------
                                                      (IN THOUSANDS)
Current deferred tax assets (liabilities):
  Inventory and other......................... $  10,215  $  78,377  $  50,078
  Long-term contracts.........................   198,861    115,992     97,054
  Restructuring reserve.......................       154      3,261     55,055
  Inventory capitalization....................    16,611     27,689     29,546
  Other.......................................   (43,779)   (17,803)    (7,203)
                                               ---------  ---------  ---------
  Net current deferred tax assets.............   182,062    207,516    224,530
Current period tax prepaid (liability)........    64,058    (10,805)   (58,915)
                                               ---------  ---------  ---------
Federal and foreign income taxes, including
 deferred--current............................ $ 246,120  $ 196,711  $ 165,615
                                               =========  =========  =========
Noncurrent deferred tax assets (liabilities):
  Depreciation................................ $(125,684) $(115,819) $ (97,095)
  Revenue on leases...........................   (58,096)   (79,237)   (27,596)
  Postretirement benefits.....................   104,730    103,014        --
  Other.......................................    (6,715)    (8,755)    (9,880)
                                               ---------  ---------  ---------
Noncurrent deferred tax liabilities...........   (85,765)  (100,797)  (134,571)
                                               ---------  ---------  ---------
Federal and foreign income taxes, including
 deferred--noncurrent......................... $ (85,765) $(100,797) $(134,571)
                                               =========  =========  =========

NOTE J: COMMITMENTS AND CONTINGENCIES

  At December 31, 1996, the company had commitments under long-term leases requiring approximate annual rentals on a net lease basis as follows:

                                                                     (IN
                                                                  THOUSANDS)
   1997..........................................................  $ 85,041
   1998..........................................................    69,677
   1999..........................................................    56,052
   2000..........................................................    46,655
   2001..........................................................    39,827
   Thereafter....................................................   182,162

  Rental expense for 1996, 1995, and 1994 amounted to $112,649,000, $102,925,000, and $79,887,000, respectively.

  Defense contractors are subject to many levels of audit and investigation. Among agencies that oversee contract performance are the Defense Contract Audit Agency, the Inspector General, the Defense Criminal Investigative Service, the General Accounting Office, the Department of Justice, and Congressional Committees. Over recent years, the Department of Justice has convened Grand Juries from time to time to investigate possible irregularities by the company in government contracting. Management believes that such investigations,

APPENDIX C

                 RAYTHEON COMPANY AND SUBSIDIARIES CONSOLIDATED individually and in the aggregate, will not have any material adverse effect upon the financial condition of the company.

  The company self-insures for losses and expenses for aircraft product liability up to a maximum of $50 million annually. Excess insurance is purchased from third parties to cover excess aggregate liability exposure from $50 million to $1 billion. This coverage also includes the excess of liability over $10 million per occurrence. The aircraft product liability reserve at December 31, 1996 was $27.5 million.

  Recurring costs associated with the company's environmental compliance program are not material and are expensed as incurred. Capital expenditures in connection with environmental compliance are not material. The company is involved in various stages of investigation and cleanup relative to remediation of various sites. All appropriate costs incurred in connection therewith have been expensed. Due to the complexity of environmental laws and regulations, the varying costs and effectiveness of alternative cleanup methods and technologies, the uncertainty of insurance coverage, and the unresolved extent of the company's responsibility, it is difficult to determine the ultimate outcome of these matters. However, in the opinion of management, any additional liability will not have a material effect on the company's financial position, liquidity, or results of operations after giving effect to provisions already recorded.

  The company will adopt the American Institute of Certified Public Accountants Statement of Position 96-1, Environmental Remediation Liabilities, in 1997. The adoption of the standard will not have a material effect on the company's financial position or results of operations.

  The company issues guarantees and has banks issue, on its behalf, letters of credit to meet various bid, performance, warranty, retention and advance payment obligations. Approximately $1,363 million, $979 million and $519 million of these contingent obligations, net of related outstanding advance payments, were outstanding at December 31, 1996, 1995, and 1994, respectively. These instruments expire on various dates through the year 2003.

  Various claims and legal proceedings generally incidental to the normal course of business are pending or threatened against the company. While the ultimate liability from these proceedings is presently indeterminable, in the opinion of management, any additional liability will not have a material effect on the company's financial position, liquidity, or results of operations after giving effect to provisions already recorded.

NOTE K: EMPLOYEE STOCK PLANS

  The 1976 Stock Option Plan provides for the grant of both incentive and nonqualified options at an exercise price which is 100% of the fair market value on the date of grant. The 1991 Stock Option Plan provides for the grant of incentive options at an exercise price which is 100% of the fair market value, and non-qualified options at an exercise price which may be less than the fair market value on the date of grant. The 1995 Stock Option Plan provides for the grant of both incentive and nonqualified options at an exercise price which is not less than 100% of the fair market value on the date of grant.

  The plans also provide that all options may be exercised in their entirety 12 months after the date of grant. Incentive options terminate 10 years from the date of grant, and those options granted after Dec. 31, 1986 become exercisable to a maximum of $100,000 per year. Nonqualified options terminate 11 years from the date of grant or 10 years and a day if issued in connection with the 1995 plan. The 1991 plan also provides for the award of restricted stock and restricted units. Restricted awards are made at prices determined by the Compensation Committee of the Board of Directors and are compensatory in nature. Restricted stock and restricted unit awards vest over a specified period of time of not less than one year nor more than 10 years. The plans' expiration dates are March 22, 1998, March 26, 2001 and March 21, 2005.

                                                                      APPENDIX C

                 RAYTHEON COMPANY AND SUBSIDIARIES CONSOLIDATED

  All restricted stock awards entitle the participant to full dividend and voting rights. Unvested shares are restricted as to disposition and subject to forfeiture under certain circumstances. Upon issuance of restricted shares, unearned compensation is charged to share-owners' equity for the cost of restricted stock and recognized as compensation expense ratably over the vesting periods, as applicable. Awards of 19,500; 256,000; and 380,000 shares of restricted stock were made to employees at a weighted average value at the grant date of $50.87, $38.07, and $32.29 in 1996, 1995 and 1994, respectively.
The amount of compensation expense recorded was $6.9 million, $4.8 million and $2.9 million for 1996, 1995 and 1994, respectively.

  There were 49,562,000; 51,383,000; and 13,765,000 shares of common stock
(including shares held in treasury) reserved for stock options and restricted stock awards at December 31, 1996, 1995, and 1994, respectively.

  The following are the shares exercisable at the corresponding weighted average exercise price at December 31, 1996, 1995, and 1994, respectively:
8,820,000 at $31.32; 7,319,000 at $26.71; and 5,531,000 at $22.04.

  Information for the years 1993 through 1996 with respect to the plans are as follows:

                                                                WEIGHTED AVERAGE
STOCK OPTIONS                                        SHARES       OPTION PRICE
-------------                                    -------------- ----------------
                                                 (IN THOUSANDS)
Outstanding at December 31, 1993................      7,054          $21.64
  Granted.......................................      3,688           32.79
  Exercised.....................................     (1,452)          20.00
  Expired.......................................       (132)          28.22
                                                     ------          ------
Outstanding at December 31, 1994................      9,158          $26.30
  Granted.......................................      4,071           36.61
  Exercised.....................................     (2,132)          22.92
  Expired.......................................       (316)          34.04
                                                     ------          ------
Outstanding at December 31, 1995................     10,781          $30.63
  Granted.......................................      3,890           52.53
  Exercised.....................................     (1,845)          26.91
  Expired.......................................       (256)          45.47
                                                     ------          ------
Outstanding at December 31, 1996................     12,570          $37.65
                                                     ======          ======

  The following table summarizes information about stock options outstanding at December 31, 1996:

STOCK OPTIONS OUTSTANDING

                                        OPTIONS OUTSTANDING    OPTIONS EXERCISABLE
                                     ------------------------- --------------------
                                     WEIGHTED AVERAGE WEIGHTED             WEIGHTED
                           SHARES      CONTRACTUAL    AVERAGE    SHARES    AVERAGE
  EXERCISE               OUTSTANDING    REMAINING     EXERCISE EXERCISABLE EXERCISE
 PRICE RANGE             AT 12/31/96       LIFE        PRICE   AT 12/31/96  PRICE
 -----------             ----------- ---------------- -------- ----------- --------
$15.51 to $35.38........  5,836,183     6.1 years      $27.37   5,836,183   $27.37
$39.03 to $52.25........  3,050,127     8.4 years      $39.31   2,983,627   $39.06
$52.56 to $54.63........  3,684,050     9.4 years      $52.56         --       --
                         ----------                             ---------
Total................... 12,570,360                             8,819,810
                         ==========                             =========

APPENDIX C

                 RAYTHEON COMPANY AND SUBSIDIARIES CONSOLIDATED

  The company applies Accounting Principles Board Opinion No.25, Accounting for Stock Issued to Employees, and related interpretations, in accounting for its plans. Accordingly, no compensation expense has been recognized for its stock-based compensation plans other than for restricted stock. The company has adopted the disclosure-only provisions of Financial Accounting Standards No.123, Accounting for Stock-Based Compensation. Accordingly, no compensation cost was recognized for the stock option plans. Had compensation cost for the company's stock option plans been determined based on the fair value at the grant date for awards under these plans, consistent with the methodology prescribed under SFAS No.123, the company's net income and earnings per share would have approximated the pro forma amounts indicated below:

                                                              1996      1995
                                                            --------- ---------
                                                              (IN THOUSANDS)
Net income-as reported..................................... $ 761,151 $ 792,488
Net income-pro forma....................................... $ 739,165 $ 779,175
Earnings per share-as reported............................. $    3.21 $    3.25
Earnings per share-pro forma............................... $    3.11 $    3.19
Fully diluted-as reported.................................. $    3.16 $    3.20
Fully diluted-pro forma.................................... $    3.06 $    3.14

  The weighted-average fair value of each option granted in 1996 and 1995 is estimated as $10.79 and $8.30 on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

      Expected life...........................................          4 years
      Assumed annual dividend.................................               6%
       growth rate (5 year historical rate)
      Expected volatility.....................................              15%
      Risk free interest rate................................. 5% to 7.5% range
       (the month-end yields on 4 year
       treasury strips equivalent zero coupon)
      Assumed annual forfeiture rate..........................               5%

  The effects of applying SFAS No.123 in this pro forma disclosure are not indicative of future amounts. SFAS No.123 does not apply to awards prior to 1995 and additional awards in future years are anticipated.

NOTE L: PENSION AND OTHER EMPLOYEE BENEFITS

  The company and its subsidiaries have several pension and retirement plans covering the majority of employees, including certain employees in foreign countries. The major plans covering salaried and management employees provide pension benefits that are based on the five highest consecutive years of the employee's compensation in the ten years before retirement. Plans covering hourly and union employees generally provide benefits of stated amounts for each year of service, but in some cases can also use a final average pay based calculation. The company's funding policy for the salaried plans is to contribute annually at a rate that is intended to remain at a level percentage of compensation for the covered employees. The company's funding policy on the hourly and union plans is to contribute annually at a rate that is intended to remain level for the covered employees. Unfunded prior service costs under the funding policy are generally amortized over periods from 10 to 30 years.

  Total pension expense was $93,283,000; $31,156,000; and $29,908,000; in 1996
through 1994, respectively. Foreign pension expense was $9,937,000; $8,287,000; and $4,866,000 in 1996 through 1994, respectively.


                                                                      APPENDIX C

                 RAYTHEON COMPANY AND SUBSIDIARIES CONSOLIDATED

  Net periodic pension cost for the company and its subsidiaries in 1996 through 1994 included the following components:

                                                 YEARS ENDING DECEMBER 31
                                                -------------------------------
                                                  1996    1995(1)        1994
                                                --------  --------     --------
                                                      (IN THOUSANDS)
Service cost--benefits earned during the
 period.......................................  $126,589  $ 98,207     $ 95,537
Interest cost on projected benefit obligation.   307,115   267,891      218,118
Actual (gain)/loss on assets..................  (669,917) (955,942)      37,612
Net amortization and deferral.................   325,191   626,217     (323,866)
Curtailment adjustments.......................     1,176    (7,815)(2)      --
                                                --------  --------     --------
Net periodic pension costs....................    90,154    28,558       27,401
Defined contribution pension plans............     3,129     2,598        2,507
                                                --------  --------     --------
Total pension costs...........................  $ 93,283  $ 31,156     $ 29,908
                                                ========  ========     ========
Assumptions used in the accounting were:
  Discount rate...............................      7.75%     7.50%        8.25%
  Expected long-term rate of return on assets.      9.25%     9.00%        9.00%
  Rate of increase in compensation levels.....      4.50%     4.50%        5.00%

  The following table sets forth the funded status of the plans at:

                               DECEMBER 31, 1996         DECEMBER 31, 1995(1)
                          --------------------------- ---------------------------
                          ASSETS EXCEED  ACCUMULATED  ASSETS EXCEED  ACCUMULATED
                           ACCUMULATED    BENEFITS     ACCUMULATED    BENEFITS
                            BENEFITS    EXCEED ASSETS   BENEFITS    EXCEED ASSETS
                          ------------- ------------- ------------- -------------
                                              (IN THOUSANDS)
Actuarial present value
 of benefit obligations:
  Vested benefit
   obligation...........   $(3,603,273)   $(68,623)    $(3,399,386)   $(57,583)
                           -----------    --------     -----------    --------
  Accumulated benefit
   obligation...........   $(3,752,844)   $(70,840)    $(3,538,658)   $(68,021)
                           -----------    --------     -----------    --------
  Projected benefit
   obligation...........   $(4,183,811)   $(83,104)    $(3,998,382)   $(74,544)
  Plan assets at fair
   value................     4,960,892         --        4,451,725         --
                           -----------    --------     -----------    --------
  Projected benefit
   obligation (in excess
   of) or less than plan
   assets...............       777,081     (83,104)        453,343     (74,544)
  Unrecognized net
   (gain) or loss.......      (762,898)     15,199        (411,413)     11,907
  Prior service cost not
   yet recognized in net
   periodic pension
   cost.................       212,641      12,544         212,270      13,723
  Unrecognized net
   obligation (asset) at
   transition...........       (34,423)        911         (42,652)      1,138
  Adjustment required to
   recognize additional
   minimum liability....           --      (18,047)            --      (21,330)
                           -----------    --------     -----------    --------
  Prepaid pension cost
   (liability)..........   $   192,401    $(72,497)    $   211,548    $(69,106)
                           ===========    ========     ===========    ========

  Plan assets primarily include equity and fixed income securities and, in addition to normal funding contributions, include prepayments of $60,719,000; and $1,900,000 made in 1995 and 1994 respectively.

  The company's salaried pension plan provides that in the event of a termination of the plan within three years after an involuntary change of control of the company, the assets of the plan will be applied to satisfy all

APPENDIX C

                 RAYTHEON COMPANY AND SUBSIDIARIES CONSOLIDATED liabilities to participants and beneficiaries in accordance with section 4044 of the Employee Retirement Income Security Act of 1974. Any remaining assets will be applied on a pro rata basis to increase the benefits to the participants and beneficiaries.

  In addition to providing pension benefits, the company and most of its subsidiaries provide certain health care and life insurance benefits for retired employees. Substantially all of the company's U.S. employees may become eligible for these benefits if they reach normal retirement age while working for the company. Retiree health plans are paid for in part by retiree contributions, which are adjusted annually. Benefits are provided through various insurance companies whose charges are based either on the benefits paid during the year or annual premiums. Health benefits are provided to retirees, their covered dependents and beneficiaries. Retiree life insurance plans are noncontributory and cover the retiree only.

  In 1993, the company adopted Statement of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other than Pensions, which requires recognition of an accumulated postretirement benefit obligation for retiree costs existing at the time of implementation, as well as an incremental expense recognition for changes in the obligation attributable to each successive year. Prior to 1995, all company segments had elected to amortize past service costs over the allowable 20 year period. During 1995 the company acquired E-Systems, Inc. who had elected in 1992 to recognize all its past service cost immediately upon implementation.

  The company is funding the liability for many salaried and hourly employees and plans to continue to do so. The net postretirement benefit cost for the company and its subsidiaries in 1996, 1995 and 1994 included the following components:

                                          YEARS ENDING DECEMBER 31:
                                  ---------------------------------------------
                                      1996          1995(1)           1994
                                  -------------  -------------    -------------
                                               (IN THOUSANDS)
Service cost--benefits earned
 during the period..............       $  9,297       $  8,265          $ 5,546
Interest cost on accumulated
 postretirement benefit
 obligation.....................         52,472         47,906           37,355
Actual (gain)/loss on assets....        (29,482)        (8,283)             600
Amortization of transition
 obligation.....................         26,712         27,340           24,830
Other amortizations and
 deferrals (net)................          7,146        (11,299)          (6,316)
Curtailment and other
 adjustments....................          3,159         18,900(3)           --
                                  -------------  -------------    -------------
Net postretirement benefit cost.       $ 69,304       $ 82,829          $62,015
                                  =============  =============    =============
Assumptions used in the
 accounting were:
  Discount rate.................          7.75%          7.50%            8.25%
  Expected long-term rate of
   return on assets.............          8.75%          8.50%            8.50%
  Rate of increase in
   compensation levels..........          4.50%          4.50%            5.00%
  Health care trend rate in the
   next year....................          7.00%          7.50%            8.00%
  Gradually declining to a trend
   rate of......................          5.00%          5.00%            5.00%
  In the years..................  2001 & beyond  2001 & beyond    2001 & beyond

                                                                      APPENDIX C

                 RAYTHEON COMPANY AND SUBSIDIARIES CONSOLIDATED

  The following amounts are recognized in the balance sheet at:

                                                 YEARS ENDING DECEMBER 31:
                                               -------------------------------
                                                 1996      1995(1)     1994
                                               ---------  ---------  ---------
                                                      (IN THOUSANDS)
Accumulated postretirement benefit obligation
  Retirees...................................  $(559,666) $(516,767) $(356,573)
  Active employees eligible for benefits.....    (41,158)   (32,339)   (45,501)
  Active employees not yet eligible for
   benefits..................................   (131,260)  (138,888)   (73,674)
                                               ---------  ---------  ---------
    Total obligation.........................   (732,084)  (687,994)  (475,748)
  Plan assets at fair value..................    183,750    175,172    105,983
                                               ---------  ---------  ---------
  Total obligation (in excess of) plan
   assets....................................   (548,334)  (512,822)  (369,765)
  Unrecognized net (gain)....................    (67,258)  (127,279)   (89,074)
  Unrecognized prior service cost............    (12,969)   (14,214)       --
  Unrecognized net obligation at transition..    360,255    390,079    446,786
                                               ---------  ---------  ---------
  Accrued postretirement benefit cost........  $(268,306) $(264,236) $ (12,053)
                                               =========  =========  =========
The effect of a one percentage point increase
 in the assumed health care trend rate for
 each future year on:
    Aggregate of service and interest cost...  $   3,576  $   3,055  $   3,706
    Accumulated postretirement benefit
     obligation..............................  $  43,596  $  37,979  $  38,262

------
(1) 1995 data, including $17,117,000 of Net Periodic Pension Cost, $7,853,000 of Accrued Pension Cost, $15,041,000 of Net Periodic Postretirement Benefit Cost and $235,383,000 of Accrued Postretirement Benefit Cost, were a result of having acquired E-Systems, Inc. in April 1995.
(2) Various plan curtailments were recognized, as a result of workforce reductions which were planned as part of the restructuring program.
(3) Benefit enhancements were made to various plans during the year in order to accelerate attrition through voluntary retirements.

  The company has adopted Statement of Financial Accounting Standards No. 112 (FAS 112), Employers' Accounting for Postemployment Benefits, in 1994. FAS 112 requires that benefits to be paid for former or inactive employees after employment but prior to retirement must be accrued if certain criteria are met. The adoption of FAS 112 had no material financial impact on the company.

  Under the terms of the Raytheon Savings and Investment Plan, a defined contribution plan, covered employees are allowed to contribute up to 17 percent of their pay limited to $9,500. The company contributes amounts equal to 50 percent of the employee's contributions, up to a maximum of 3 percent of the employee's pay. Total expense for the plan was $68,090,000; $64,563,000; and $49,436,000 for 1996 through 1994, respectively.

  The company's annual contribution to the Raytheon Employee Stock Ownership Plans is approximately one-half of one percent of salaries and wages, limited to $150,000, of substantially all United States salaried and a majority of hourly employees. The expense was $14,670,000; $11,748,000; and $11,768,000 and the number of shares allocated to participant accounts was 296,000; 177,000 and 185,000 for 1996 through 1994, respectively.

APPENDIX C

                 RAYTHEON COMPANY AND SUBSIDIARIES CONSOLIDATED

NOTE M: BUSINESS SEGMENT REPORTING

  The company operates in four major business areas: Electronics, both commercial and defense; Engineering and Construction; Aircraft; and Major appliances. The principal contributors to Electronics sales and earnings are defense missile systems and other products. The Engineering and Construction segment does business in some 60 countries around the world. The Aircraft segment manufactures, markets and supports piston, jetprops and medium and light jet aircraft for commercial, regional airline and military markets around the world. The Major Appliance segment manufactures and sells household and commercial appliances to dealers and distributors in the United States and to foreign locations. Sales and segment income for 1995 and 1994 have been restated to conform with the 1996 presentation.

  Certain accounts were reclassified to reconicile segment income with operating income, as reported in the statements of income. The reclassifications did not have a material effect on the income of the segments other than the aircraft segment. Aircraft segment income was reduced in all years due to the inclusion of interest cost associated with the financing of off-balance sheet receivables. This cost was previously reported as a part of corporate interest expense. The change did not affect the company's income before taxes or net income.

OPERATIONS BY BUSINESS SEGMENTS

                         SALES TO UNAFFILIATED CUSTOMERS     SEGMENT INCOME
                         -------------------------------- ----------------------------
                            1996       1995       1994     1996       1995       1994
                         ---------- ---------- ---------- ------     ------     ------
                                             (IN MILLIONS)
Electronics............. $    5,424 $    5,389 $    4,057 $  766     $  740 (3) $  630
Engineering and
 Construction...........      3,053      2,883      2,827    211 (6)    262        239
Aircraft................      2,345      2,060      1,759    181        167 (4)    195
Major Appliances........      1,509      1,472      1,455     74         74         82
                         ---------- ---------- ---------- ------     ------     ------
Total Operating
 Segments............... $   12,331 $   11,804 $   10,098 $1,232     $1,243     $1,146
                         ========== ========== ========== ======     ======     ======
Restructuring and
 special charges........                                     (34)(1)   (125)(2)   (250)(5)
Gain on sale of D.C.
 Heath..................                                     --         210        --
Net interest expense....                                    (154)      (170)       (28)
Other income............                                      39          5          1
Gain on sale of an
 investment.............                                     --          29         31
                         ---------- ---------- ---------- ------     ------     ------
Income before taxes.....                                  $1,083     $1,192     $  900
                         ========== ========== ========== ======     ======     ======

------
(1) The 1996 special charge of $34 million relates to the Major Appliances segment.
(2) The special charge relates to the business segments as follows:
    Electronics, $115, and Engineering and Construction, $10.
(3) Includes a nonrecurring charge of $47 million.
(4) Includes a nonrecurring charge of $30 million.
(5) The restructuring provision relates to the business segments as follows:
    Electronics, $193, Engineering and Construction, $37, Aircraft $13, and Major Appliances $7.
(6) Excludes second quarter fee adjustment on a major foreign project which was covered by a pre-existing contingency reserve.

                                                                      APPENDIX C

                 RAYTHEON COMPANY AND SUBSIDIARIES CONSOLIDATED

                                                              DEPRECIATION AND
                                         CAPITAL EXPENDITURES   AMORTIZATION
                                         -------------------- -----------------
                                          1996   1995   1994  1996  1995  1994
                                         ------ ------ ------ ----- ----- -----
                                                     (IN MILLIONS)
Electronics............................. $  160 $  147 $  120 $ 220 $ 228 $ 167
Engineering and Construction............     27     26     22    37    32    31
Aircraft................................    140     80     74    50    51    52
Major Appliances........................     79     76     51    62    60    54
                                         ------ ------ ------ ----- ----- -----
Total................................... $  406 $  329 $  267 $ 369 $ 371 $ 304
                                         ====== ====== ====== ===== ===== =====

                                           IDENTIFIABLE ASSETS AT DECEMBER 31,
                                           ------------------------------------
                                               1996        1995        1994
                                           ------------ ----------- -----------
                                                      (IN MILLIONS)
Electronics............................... $      5,881 $     5,473 $     2,867
Engineering and Construction..............        2,059       1,544       1,359
Aircraft..................................        2,372       1,832       2,171
Major Appliances..........................          814         992         998
                                           ------------ ----------- -----------
Total..................................... $     11,126 $     9,841 $     7,395
                                           ============ =========== ===========

OPERATIONS BY GEOGRAPHIC AREAS

                                            OUTSIDE UNITED STATES
                              UNITED STATES (PRINCIPALLY EUROPE)  CONSOLIDATED
                              ------------- --------------------- ------------
                                               (IN MILLIONS)
Sales to unaffiliated
 customers
1996.........................    $11,570            $761            $12,331
1995.........................     11,017             787             11,804
1994.........................      9,309             789             10,098
Net income
1996.........................        740              21                761
1995.........................        738              54                792
1994.........................        547              50                597
Identifiable assets at
December 31, 1996............     10,473             653             11,126
December 31, 1995............      9,171             670              9,841
December 31, 1994............      6,929             466              7,395

  Sales between business segments and between geographic areas are not material. In the data by geographic area, U.S. sales in millions of $11,570, $11,017, and $9,309 include export sales, in millions, principally to Europe, the Middle East, and Far East, of $2,137, $1,907, and $1,173 for 1996 through 1994, respectively.

  Sales in millions to major customers, principally in Electronics, for 1996 through 1994, respectively, are: U.S. government (end user), $4,638, $4,079, and $3,236; U.S. government (foreign military sales), $502, $597, and $694.

APPENDIX C

                 RAYTHEON COMPANY AND SUBSIDIARIES CONSOLIDATED

NOTE N: ACQUISITIONS AND DIVESTITURES

  The company has included in its consolidated results of operations the acquisitions under the purchase method of accounting of the following companies: the aircraft modification and defense electronics businesses of Chrysler Technologies (from June 1996); the engineering and construction assets of Rust International (from June 1996); and the marine communication assets of Standard Radio AB of Sweden (from June 1996). The cash paid for the acquisitions, net of cash acquired, was $584.4 million. No pro forma results have been presented since they would not be material to the consolidated results.

  The following unaudited pro forma financial information combines Raytheon and E-Systems results of operations as if the acquisition had taken place on January 1, 1995, and on January 1, 1994. The pro forma results are not necessarily indicative of what the results of operations actually would have been if the transaction had occurred on the applicable dates indicated and are not intended to be indicative of future results of operations.

                                                               1995      1994*
                                                             --------- ----------
                                                             (IN MILLIONS EXCEPT
                                                             EARNINGS PER SHARE)
Net sales................................................... $  12,397 $  12,046
Net income..................................................       794       584
Earnings per share..........................................      3.25      2.21

------
* includes after tax restructuring provision of $162.3 million, or $.61 per share.

  Also, in April 1996, the company sold Xyplex, its data networking subsidiary, for $177.5 million in cash and securities.

                                                                      APPENDIX C

                 RAYTHEON COMPANY AND SUBSIDIARIES CONSOLIDATED

NOTE O: QUARTERLY OPERATING RESULTS (UNAUDITED)

QUARTERLY FINANCIAL DATA

  The third quarter of 1996 includes a special charge of $22.1 million after tax or $.09 per share to exit the manual-clean range market and close the Delaware, Ohio plant.

  The fourth quarter of 1995 includes a one-time gain of $5.2 million after tax or $.02 per share related to the sale of D.C. Heath, net of special charges.

                                        FIRST    SECOND   THIRD    FOURTH
                                       -------- -------- -------- --------
                                         (IN MILLIONS EXCEPT PER SHARE DATA)
1996
Net sales............................. $2,787.6 $3,126.8 $3,032.4 $3,383.7
Cost of sales.........................  2,141.3  2,435.4  2,428.1  2,749.2
Net income............................    186.5    209.4    187.9    177.4
Earnings per common share.............     0.78     0.88     0.80     0.75
Cash dividends per common share
  Declared............................     0.20     0.20     0.20     0.20
  Paid................................   0.1875     0.20     0.20     0.20
Common stock prices per the Composite
 Tape
  High................................    54.13    53.63    55.00    56.13
  Low.................................    45.00    48.75    43.38    45.75
1995
Net sales............................. $2,399.1 $2,844.6 $3,174.0 $3,386.5
Cost of sales.........................  1,832.3  2,130.5  2,442.7  2,754.0
Net income............................    173.9    195.5    200.7    222.4
Earnings per common share.............     0.71     0.80     0.82     0.92
Cash dividends per common share
  Declared............................   0.1875   0.1875   0.1875   0.1875
  Paid................................   0.1875   0.1875   0.1875   0.1875
Common stock prices per the Composite
 Tape
  High................................    37.19    39.81    42.69    47.25
  Low.................................    31.44    34.75    38.75    41.50

------
Note:

Share data have been restated for the two-for-one stock split in October, 1995.

NOTE P: FINANCIAL INSTRUMENTS

  For certain financial instruments, including cash, cash equivalents, marketable securities, and short-term debt, it is estimated that carrying value approximates fair value, due to their short maturities and varying interest rates of the debt.

  The carrying value of notes receivable at December 31, 1996 and 1995 is estimated to approximate fair value based principally on the underlying interest rates and terms, maturities, collateral, and credit status of the receivables.

  The carrying values of marketable securities and investments are based on quoted market prices or the present value of future cash flows and earnings which approximate fair value.

APPENDIX C

                 RAYTHEON COMPANY AND SUBSIDIARIES CONSOLIDATED

  The value of the guarantees and letters of credit reflect fair value.

  The fair value of long-term debt at December 31, 1996 and 1995 was estimated based on current rates offered to the company for similar debt with the same maturities and approximates the carrying value.

  At December 31, 1996 and 1995, the company had outstanding interest rate swap agreements, with notional amounts, and foreign currency forward exchange contracts which minimized or eliminated risk associated with interest rate changes or foreign currency exchange rate fluctuations. All of these financial instruments were related to specific transactions and particular assets or liabilities for which a firm commitment existed. These instruments were executed with credit-worthy institutions and the majority of the foreign currencies were denominated in currencies of major industrial countries:

                                                                1996     1995
                                                              -------- --------
                                                               (IN THOUSANDS)
Interest rate swaps.......................................... $388,785 $394,268
Foreign exchange contracts................................... $270,017 $335,068

  The following table summarizes major currencies and contract amounts associated with foreign exchange contracts:

                                                    1996              1995
                                              ----------------- ----------------
                                                BUY      SELL     BUY     SELL
                                              -------- -------- -------- -------
                                                        (IN THOUSANDS)
Pound Sterling............................... $ 94,742 $  5,129 $ 25,007 $ 2,784
Japanese Yen.................................    9,160   30,707    2,292  58,453
Netherlands Guilder..........................    3,437   75,600   90,144     --
German Mark..................................    1,153      --    16,410     390
Canadian Dollar..............................   17,287    1,248   35,562   2,021
French Franc.................................   10,400      --    71,663     --
Australian Dollar............................   16,175      --    20,015     --
All others...................................    2,738    2,241    6,885   3,442
                                              -------- -------- -------- -------
Total........................................ $155,092 $114,925 $267,978 $67,090
                                              ======== ======== ======== =======

  Foreign currencies are translated at current rates at the reporting date. "Buy" amounts represents the U.S. dollar equivalent of commitments to purchase foreign currencies and "sell" amounts represent the U.S. dollar equivalent of commitments to sell foreign currencies.

  Swap contracts mature at various dates through the year 2000 and essentially fix the interest rates on that portion of debt at rates from 4.7 percent to 9.5 percent at December 31, 1996, and 1995, respectively.

  Foreign exchange forward contracts, used primarily to minimize fluctuations in the values of foreign currency payments and receipts, have maturities at various dates through April, 1999. Fair values for these contracts were determined by applying December 31, 1996, spot rates to the eight major currencies and comparing the U.S. dollar equivalents to the U.S. dollar contract amounts for the same currencies. The resulting difference was not material and approximates the contract amounts.

  The company, in order to lock in favorable rates, entered into interest rate swaps and locks in connection with the 1995 issuance of $750 million ten-year notes and $375 million thirty-year debentures. Both the interest rate swaps and locks were unwound prior to the issue of the 1995 debt.


                                                                      APPENDIX C

                 RAYTHEON COMPANY AND SUBSIDIARIES CONSOLIDATED

NOTE Q: STOCK SPLIT

  All share data have been restated to reflect the stock split effective on October 23, 1995.

NOTE R: SUBSEQUENT EVENTS

  On January 6, 1997, the company announced that the Board of Directors approved a definitive agreement to purchase the assets of Texas Instruments' defense operations for $2.950 billion in cash. Texas Instruments Defense Systems and Electronics Group, headquartered in Lewisville, Texas will have 1996 revenues of approximately $1.8 billion. The group is a premier supplier of advanced defense systems, including precision-guided weapons, antiradiation and strike missiles, airborne radar, night vision systems and electronic warfare systems. The group has approximately 12,000 employees, based largely in Texas. The transaction is subject to Hart-Scott-Rodino antitrust review and is expected to close in the second quarter of 1997.

  On January 16, 1997, the company announced that it has entered into definitive agreements with Hughes Electronics Corporation to bring about the merger of the Hughes Electronics defense operations (Hughes Aircraft) and Raytheon. The combined company will be called Raytheon. The transaction is valued at $9.5 billion, comprised of approximately $5.1 billion in common stock and $4.4 billion in debt.

  The company's debt will increase as a result of the planned transactions and the covenants applicable to the existing financing arrangements have been modified by the participating entities to accommodate the increase in debt.

  Hughes Aircraft, the Hughes Electronics' defense business, will have 1996 revenues of approximately $6.3 billion. It has approximately 40,000 employees, principally in the states of California, Arizona, Indiana, Texas and Virginia.

  Hughes is a premier supplier of advanced defense electronics systems and services, principally in Naval systems, airborne and ground-based radars, ground, air and ship-launched missiles, tactical communications, and training simulators and services. Hughes also supplies Air Traffic Control systems to the U.S. Federal Aviation Administration and to foreign governments, and is active in the fields of global positioning systems and infrared/electro-optics.

  The transaction is subject to approval by Raytheon's stockholders, certain regulatory approvals (including Hart-Scott-Rodino antitrust review), approval by the holders of GM and GM "H" common stocks, and the receipt by GM of rulings from the Internal Revenue Service relating to certain federal income tax consequences of the transaction.

  TRANSACTION SUMMARY

  Hughes Aircraft will be spun off to the holders of GM's $1 2/3 and Class H common stocks in a transaction intended to be tax free. In connection with the spin-off and subsequent merger, two classes of common stock will be created:
Class A common stock, which will be held by GM $1 2/3 and Class H stockholders after the spin-off and will be entirely held by the public; and Class B common stock.

  Immediately following the spin-off of Hughes Aircraft, Raytheon and Hughes Aircraft will merge. In the merger, Raytheon stockholders will receive all of the Class B common stock of the combined company. The Class B common stock will represent approximately 70 percent of the equity of the combined company, and the Class A common stock will represent the remaining, approximately 30 percent.


APPENDIX C

                 RAYTHEON COMPANY AND SUBSIDIARIES CONSOLIDATED

  The merger terms provide that Hughes Aircraft's total debt will be adjusted to reflect variations in the market price of Raytheon stock, subject to specified limits, so that the two components of value will total $9.5 billion so long as such market price is between $44.42 and $54.29 per share. The approximately $5.1 billion in common stock issued to the Class A stockholders is based upon the midpoint of this range. The balance of the $9.5 billion transaction value will be made up of approximately $4.4 billion in Hughes Aircraft debt.

  In the election of directors to the combined company board, Class A common stock will have an 80.1 percent voting interest, and Class B common stock will have a 19.9 percent voting interest. The board of directors will have staggered terms for directors. Except as to voting rights for directors, each class will vote separately as to all other matters, and the Class A and Class B stock will have identical rights. In a merger, acquisition or any other type of reorganization, Class A and Class B common stock must receive the same consideration.

  On February 23, 1997, the company announced that it is evaluating strategic alternatives for the Appliance Group, which may result in the sale or merger of the group at some time in the future. The company retained an advisor to assist with this evaluation. The decision to undertake this strategic reassessment was made in the context of Raytheon's financial priorities, and the belief that the Appliance Group may have greater value to another company with more focus on the markets served by the group.

                                                                      APPENDIX C